UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 28, 2009

WHIRLPOOL CORPORATION

(Exact name of registrant as Specified in Charter)

Delaware	1-3932	38-1490038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 M-63 North, Benton Harbor, Michigan	49022-2692
(Address of Principal Executive Offices)	(Zip Code)

(269) 923-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05. Costs Associated with Exit or Disposal Activities.

(a) On August 28, 2009, Whirlpool Corporation (the “Company”) announced changes to its North American manufacturing operations which will result in the closure of its manufacturing facility in Evansville, Indiana in mid-2010. The Company currently expects that approximately 1,100 full-time positions will be eliminated as a result of the closure.

The Company’s decision resulted from a comprehensive review of consolidation alternatives designed to reduce excess capacity and improve costs within the refrigeration product category. The Company expects to transfer production of top freezer refrigerators to one of its existing facilities in Mexico and to transfer production of icemakers to a Company-owned site which has not yet been determined. The Company is evaluating alternatives for the Refrigeration Product Development Center which is co-located with the Evansville manufacturing facility and has approximately 300 employees.

(b) The Company estimates that it will incur approximately $21 million in employee termination costs, $13 million in equipment relocation costs, $5 million in asset impairment costs, and $12 million in other associated costs in connection with the exit of this facility.

(c) The Company estimates that it will incur a total of $51 million in costs (as itemized above) in connection with the exit of this facility. The Company expects to recognize approximately $21 million of these costs in the 2009 fiscal year, $27 million of these costs in the 2010 fiscal year, and $3 million of these costs in the 2011 fiscal year.

(d) The Company estimates that approximately $33 million of the estimated $51 million total cost will result in future cash expenditures.

A copy of the press release announcing these actions is furnished as Exhibit 99.1 and incorporated herein by reference.

This Form 8-K contains forward-looking statements which use the words “expects” or “estimates.” Actual events or results may differ materially from those statements. For information about the factors that could cause such differences, please refer to our Annual Report on Form 10-K for the year-ended December 31, 2008, including the information set forth under the caption “Risk Factors.”

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Copy of press release dated August 28, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHIRLPOOL CORPORATION

Date: August 31, 2009	By:	/s/ ROY W. TEMPLIN
	Name:	Roy W. Templin
	Title:	Executive Vice President and Chief Financial Officer